Exhibit 99.1
KINDER MORGAN, INC. INCREASES QUARTERLY DIVIDEND
TO $0.37 PER SHARE

Dividend 19% Higher Than Fourth Quarter 2011

HOUSTON, Jan. 16, 2013 - Kinder Morgan, Inc. (NYSE: KMI) today reported fourth quarter cash available to pay dividends of $439 million, up 81 percent from $243 million for the comparable 2011 period. For the full year, KMI reported cash available to pay dividends of $1.411 billion, up 62 percent from $866 million in 2011 and substantially exceeding its published annual budget of $985 million.
The board of directors increased the quarterly cash dividend to $0.37 per share ($1.48 annualized), which is payable on Feb. 15, 2013, to shareholders of record as of Jan. 31, 2013. This represents an increase of 19 percent from the fourth quarter 2011 cash dividend per share of $0.31 ($1.24 annualized) and is up from the third quarter 2012 dividend of $0.36 ($1.44 annualized) per share.
Chairman and CEO Richard D. Kinder said, “KMI had an outstanding quarter and an excellent year. Growth was driven by continued strong performance at Kinder Morgan Energy Partners, L.P. (NYSE: KMP), three quarters of contributions from El Paso Pipeline Partners, L.P. (NYSE: EPB) and the natural gas assets that KMI acquired in the El Paso Corporation transaction, which closed in May 2012. As a result, KMI was able to exceed its initial annual budget of $1.35, meet our revised target to declare $1.40 per share for the full year and actually generate $1.55 in cash available per average share outstanding. We are delighted with the former El Paso employees and assets that have joined Kinder Morgan, and we have made superb progress in fully integrating the two companies. KMI has achieved more than $400 million in annual cost savings, which is higher than our initial estimate of approximately $350 million. Looking ahead, as the general partner of KMP and EPB, KMI is well positioned for future growth in North America. We currently have identified approximately $12 billion in expansion
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and joint venture investments across the Kinder Morgan companies that we have, or are confident that we will soon have, under contract and we are pursuing customer commitments for many more projects.”
Outlook
As previously announced, KMI expects to declare dividends of $1.57 per share for 2013, a 16 percent increase over its 2012 budget target of $1.35 and a 12 percent increase over its 2012 declared dividend of $1.40 per share. Growth in 2013 is expected to be driven by continued strong performance at KMP, along with contributions from EPB and the natural gas assets that KMI acquired in the El Paso Corporation transaction.
The boards of directors of the Kinder Morgan companies approved the 2013 budgets at the January board meeting, and the budgets will be discussed in detail during the company's annual analyst conference on Jan. 30, 2013, in Houston. The conference starts at 8 a.m. CT and will be webcast live.
Other News

•	In 2013, KMI expects to sell (drop down) its 50 percent membership interest in Gulf LNG to EPB, and its 50 percent stakes in El Paso Natural Gas pipeline and midstream assets to KMP.

•
The Federal Trade Commission approved the previously announced sale of former KMP assets to Tallgrass Energy Partners (closed in November 2012), which was a regulatory requirement for KMI to complete the El Paso Corporation acquisition. KMP sold Kinder Morgan Interstate Gas Transmission (KMIGT), Trailblazer Pipeline Company, the Casper-Douglas natural gas processing and West Frenchie Draw treating facilities in Wyoming, and the company's 50 percent interest in the Rockies Express Pipeline (REX) to Tallgrass for approximately $1.8 billion in cash. Including the proportionate amount of REX debt, this amount is equivalent to a value of $3.3 billion.

Upcoming Organizational Changes
With the final distribution of KMI shares from the sponsor investors to management in December 2012 (which wrapped up the KMI management-led buyout), Richard D. Kinder will continue as chairman and CEO of Kinder Morgan, but certain members of our corporate and business unit management have indicated their intention to retire or take a different role in the organization. In each case, the position will be filled by a long-time Kinder Morgan employee. The transition will be largely complete by the end of the first quarter of 2013, and each person
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who is retiring has indicated his willingness to work beyond the first quarter as necessary to ensure a smooth transition. The key changes are as follows:

•
Park Shaper, president of Kinder Morgan, will be retiring as president of Kinder Morgan, but will remain a member of the KMI board. He will resign from the boards of directors of KMR and the general partners of EPB and KMP effective March 31, 2013. “Park has been with Kinder Morgan since the early days and has contributed an extraordinary amount to our success over the years,” Kinder said. “I am delighted that he will continue to be involved as a member of the KMI board.” Shaper stated, “My 13 years at Kinder Morgan have been an incredible opportunity for me, and I have truly enjoyed and benefited from working alongside Rich, Steve Kean and all of the remarkable Kinder Morgan employees. The time is right for me to spend more time with my family, and I look forward to continuing to serve on the KMI board.”

•
Steve Kean, currently executive vice president and COO and a member of the boards of directors of KMI and the general partner of EPB, will become president and COO of Kinder Morgan effective March 31, 2013. Kean has also been elected to the boards of directors of KMR and the general partner of KMP effective March 31, 2013. Kean has been with Kinder Morgan for 11 years, the last six as COO. He has also served as president of the Texas Intrastate Pipeline Group and as president of Natural Gas Pipelines. Kinder and Kean will comprise the Office of the Chairman of Kinder Morgan.

•
Jeff Armstrong, president of Kinder Morgan Terminals, will become vice president of corporate strategy for Kinder Morgan. “We are seeing an unprecedented number of opportunities in North American energy that cut across business unit lines,” Kinder said. “Jeff is ideally suited to help us identify ways to coordinate our efforts across Kinder Morgan and look for opportunities to extend our business model to new, related lines of business.” Armstrong will be succeeded as president of the Terminals business segment by John Schlosser. Schlosser is currently vice president of business development for Terminals and has been with Kinder Morgan (including his time with a predecessor company) since 1999.

•
Tom Bannigan, president of Products Pipelines, is retiring and will be succeeded by Ron McClain, currently vice president of operations and engineering for the Products Pipelines group. McClain has been with Kinder Morgan (or predecessor companies) for more than 30 years and has headed operations and engineering for Products Pipelines since 2005. He previously was vice president of engineering for Natural Gas Pipelines.

•
Tim Bradley, president of Kinder Morgan CO2, is retiring and will be succeeded by Jim Wuerth, who is currently vice president of finance and accounting for the CO2 segment. Wuerth has been with Kinder Morgan (including his time with a predecessor company) for more than 30 years.

•
Joe Listengart, vice president and general counsel, will be stepping down from his current position and will be succeeded by Dave DeVeau, currently vice president and deputy general counsel. DeVeau has been with Kinder Morgan since 2001 and has been deputy general

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counsel since 2006. Listengart will continue working for the company, assisting as needed on significant transactions and other matters. Adam Forman, vice president and deputy general counsel, will assume the additional role of corporate secretary for the Kinder Morgan entities, reporting to DeVeau.

•
David Kinder, vice president of Corporate Development and treasurer, will be retiring and will be succeeded by Dax Sanders as vice president of Corporate Development. Sanders has been with the company in a variety of senior commercial and financial roles over the last 12 years (including Corporate Development), with the exception of a two-year period while he earned his MBA at Harvard Business School.

•
Kim Dang, vice president and CFO, will continue as CFO and will also assume responsibility for treasury and investor relations. Dang has been with the company for 11 years, the last six as CFO, and has served in senior roles in finance, accounting and investor relations. David Michels, currently vice president of finance, will become vice president of finance and investor relations for Kinder Morgan and CFO of EPB, reporting to Dang. Also reporting to Dang will be Anthony Ashley. Currently director of finance, Ashley will become vice president and treasurer for Kinder Morgan.

•
In addition to Rich Kinder, Kean, Dang and Armstrong, the other members of the senior management team that are staying with Kinder Morgan include Tom Martin, president of Natural Gas Pipelines, along with his entire senior commercial management team; Ian Anderson, president of Kinder Morgan Canada; and Jim Street, vice president of Human Resources and Administration.

Rich Kinder stated, “I am grateful for the tremendous contributions over the years from Park, Tom, Tim, Joe and David, and I sincerely appreciate their commitment to ensure a smooth transition. Though it is always difficult to see talented people leave the organization, I am pleased that all of those who are being promoted are very capable, have long tenures with Kinder Morgan and are enthusiastic about their new roles. I am very optimistic about the future of Kinder Morgan, especially considering the approximately $12 billion in growth projects we have identified, and believe this team will continue to deliver value to our unitholders and shareholders.”
Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $100 billion. It owns an interest in or operates approximately 75,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum
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products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. Kinder Morgan, Inc. (NYSE: KMI) owns the general partner interest of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Jan. 16 at www.kindermorgan.com for a LIVE webcast conference call on the company's fourth quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measure of cash available to pay dividends is presented in this news release. This non-GAAP financial measure should not be considered as an alternative to a GAAP measure such as net income or any other GAAP measure of liquidity or financial performance. Cash available to pay dividends is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash dividends we expect to pay our shareholders on an ongoing basis. Management uses this metric to evaluate our overall performance. Cash available to pay dividends is also an important non-GAAP financial measure for our shareholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly dividends we are paying. Our dividend policy provides that, subject to applicable law, we will pay quarterly cash dividends generally representing the cash we receive from our subsidiaries less any cash disbursements and reserves established by our board of directors. Cash available to pay dividends is also a quantitative measure used in the investment community because the value of a share of an entity like KMI that pays out all or a substantial proportion of its cash flow, is generally determined by the dividend yield (which in turn is based on the amount of cash dividends the corporation pays to its shareholders). The economic substance behind our use of cash available to pay dividends is to measure and estimate the ability of our assets to generate cash flows sufficient to pay dividends to our investors.
We believe the GAAP measure most directly comparable to cash available to pay dividends is income from continuing operations. A reconciliation of cash available to pay dividends to income from continuing operations is provided in this release. Our non-GAAP measure described above should not be considered as an alternative to GAAP net income and has important limitations as an analytical tool. Our computation of cash available to pay dividends may differ from similarly titled measures used by others. You should not consider this non-GAAP measure in isolation or as a substitute for an analysis of our results as reported under GAAP. Management compensates for the limitations of this non-GAAP measure by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
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This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan's reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Emily Mir	Peter Staples
Media Relations	Investor Relations
(713) 369-8060	(713) 369-8060
emily_mir@kindermorgan.com	peter_staples@kindermorgan.com
www.kindermorgan.com

# # #

Kinder Morgan, Inc. and Subsidiaries
Preliminary Cash Available to Pay Dividends
(Non-GAAP, Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
KMP distributions to us
From ownership of general partner interest (1)	$397	$313	$1,454	$1,217
On KMP units owned by us (2)	34	26	120	100
On KMR shares owned by us (3)	20	16	73	63
Total KMP distributions to us (4)	451	355	1,647	1,380
EPB distributions to us
From ownership of general partner interest (5)	46	—	118	—
On EPB units owned by us (6)	55	—	157	—
Total EPB distributions to us	101	—	275	—
NGPL’s cash available for distribution to us (4)	4	7	11	30

Total cash generated	556	362	1,933	1,410
General and administrative expenses and sustaining capital expenditures	(4)	(2)	(18)	(9)
Interest expense	(14)	(6)	(181)	(167)

Cash available to pay dividends before cash taxes	538	354	1,734	1,234
Cash taxes	(109)	(111)	(419)	(368)

Subtotal – Cash available to pay dividends (4)	429	243	1,315	866

El Paso Corporation’s cash available for distribution
EP operations - EBITDA (7)	140	—	518	—
Interest expense (8)	(96)	—	(315)	—
EP general and administrative expenses	(2)	—	(37)	—
Sustaining capital expenditures (9)	(32)	—	(70)	—
EP's net cash available (10)	10	—	96	—

Total – Consolidated cash available to pay dividends (11)	$439	$243	$1,411	$866
Average Shares Outstanding	1,039	708	908	708

Cash Available Per Average Share Outstanding	$0.42	$0.34	$1.55	$1.22
Declared Dividend	$0.37	$0.31	$1.40	$1.05

Notes:

(1)
Based on (i) Kinder Morgan Energy Partners, L.P. (KMP) distributions of $1.29 and $4.98 per common unit declared for the three months and year ended December 31, 2012, respectively, and $1.16 and $4.61 per common unit declared for the three months and year ended December 31, 2011, respectively, (ii) 340 million and 319 million aggregate common units, Class B units and i-units (collectively, KMP units) outstanding as of April 30, 2012 and April 29, 2011, respectively, (iii) 347 million and 330 million aggregate KMP units outstanding as of July 31, 2012 and July 29, 2011, respectively, (iv) 365 million and 333 million aggregate KMP units outstanding as of October 31, 2012 and October 31, 2011, respectively, and (v) 373 million KMP units estimated to be outstanding as of January 31, 2013 and 336 million aggregate KMP units outstanding as of January 31, 2012, respectively, and (vi) waived incentive distributions of $7 million and $26 million for the three months and year ended December 31, 2012, respectively, and $7 million and $29 million for the three months and year ended December 31, 2011, respectively. In conjunction with KMP’s acquisition of its initial 50% interest in May 2010, and subsequently, the remaining 50% interest in May 2011 of KinderHawk, we as general partner of KMP have agreed to waive receipt of a portion of our incentive distributions related to this investment from the first quarter of 2010 through the first quarter of 2013.

(2)
Based on 26 million KMP units owned by us for the six months ended December 31, 2012 and 22 million KMP units owned by us in the prior periods multiplied by the KMP per unit distribution declared, as outlined in footnote (1) above.

(3)
Assumes that we sold the Kinder Morgan Management, LLC (KMR) shares that we estimate to be received as distributions for the three months and year ended December 31, 2012 and received as distributions for the three months and year ended December 31, 2011, respectively. We did not sell any KMR shares in 2012 or 2011. We intend periodically to sell the KMR shares we receive as distributions to generate cash.

(4)	2011 KMP distributions to us have been presented on a declared basis and NGPL amounts have been presented on a cash available basis to be consistent with the current year presentation.

(5)
Based on (i) El Paso Pipelines Partners, L.P. (EPB) distributions of $0.61 and $1.74 per common unit declared for the three months and nine months ended December 31, 2012, respectively, and (ii) 208 million, 216 million and 216 million common units outstanding as of July 31, 2012, October 31, 2012 and estimated to be outstanding as of January 31, 2013, respectively.

(6)	Based on 90 million EPB units owned by us multiplied by the EPB per unit distribution declared, as outlined in footnote (5) above.

(7)	Includes an add back for our share of depreciation expense incurred by our equity investees.

(8)
2012 amounts include interest associated with Kinder Morgan, Inc.'s (KMI) incremental debt issued to finance the cash portion of the El Paso Corporation (EP) acquisition purchase price as well as EP consolidated interest expense, excluding EPB. EP interest expense is shown on an accrual basis (rather than a cash basis, as KMI is shown). Due to the timing of the EP cash interest payments, more than 7/12 of the payments occur after May 24.

(9)	Includes our share of sustaining capital expenditures incurred by our equity investees.

(10)	Represents cash available from El Paso Corporation (EP), exclusive of EPB operations for the period after May 25, 2012 and EP assets dropped down to KMP in the 3rd quarter of 2012.

(11)
Excludes $310 million in after-tax expenses associated with the EP acquisition and El Paso Energy (EPE) sale for the year ended December 31, 2012. The year ended December 31, 2012 includes (i) $101 million in employee severance, retention and bonus costs, (ii) $55 million of accelerated EP stock based compensation allocated to the post-combination period under applicable GAAP rules, (iii) $37 million in advisory fees, (iv) $68 million write-off associated with the EP acquisition (primarily due to debt repayments) or amortization of capitalized financing fees, and (v) $67 million for legal fees and reserves.

Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statement of Income (1)
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Revenues	$3,079	$1,937	$9,973	$7,943

Costs, expenses and other
Operating expenses	1,504	1,056	4,759	4,770
Depreciation, depletion and amortization	409	279	1,419	1,068
General and administrative	113	116	929	515
Taxes, other than income taxes	79	40	286	174
Other expense (income)	9	5	(13)	(7)
	2,114	1,496	7,380	6,520

Operating income	965	441	2,593	1,423

Other income (expense)
Earnings from equity investments	115	70	353	226
Amortization of excess cost of equity investments	(14)	(2)	(23)	(7)
Interest, net	(406)	(175)	(1,399)	(682)
Other, net	(10)	6	19	(150)

Income before income taxes	650	340	1,543	810

Income tax expense	(45)	(112)	(210)	(361)

Income from continuing operations	605	228	1,333	449

Income from discontinued operations	14	65	159	211
Loss on remeasurement to fair value and disposal of discontinued operations	(3)	—	(937)	—
Income (loss) from discontinued operations	11	65	(778)	211

Net income	616	293	555	660

Net income attributable to noncontrolling interests	(267)	(138)	(111)	(66)

Net income attributable to KMI	$349	$155	$444	$594

Class P Shares
Basic Earnings Per Common Share From Continuing Operations (2) (3)	$0.34	$0.21	$0.70	$0.70
Basic Earnings (Loss) Per Common Share From Discontinued Operations (1)	—	0.01	(0.21)	0.04
Total Basic Earnings Per Common Share	$0.34	$0.22	$0.49	$0.74

Class A Shares
Basic Earnings Per Common Share From Continuing Operations (2) (3)	$0.32	$0.19	$0.61	$0.64
Basic Earnings (Loss) Per Common Share From Discontinued Operations (1)	—	0.01	(0.21)	0.04
Total Basic Earnings Per Common Share	$0.32	$0.20	$0.40	$0.68

Basic Weighted Average Number of Shares Outstanding
Class P Shares	742	136	461	118
Class A Shares	294	571	446	589

Class P Shares
Diluted Earnings Per Common Share From Continuing Operations (2) (3)	$0.34	$0.21	$0.70	$0.70
Diluted Earnings (Loss) Per Common Share From Discontinued Operations (1)	—	0.01	(0.21)	0.04
Total Diluted Earnings per Common Share	$0.34	$0.22	$0.49	$0.74

Class A Shares
Diluted Earnings Per Common Share From Continuing Operations (2) (3)	$0.32	$0.19	$0.61	$0.64
Diluted Earnings (Loss) Per Common Share From Discontinued Operations (1)	—	0.01	(0.21)	0.04
Total Diluted Earnings per Common Share	$0.32	$0.20	$0.40	$0.68

Diluted Weighted Average Number of Shares Outstanding (4)
Class P Shares	1,039	708	908	708
Class A Shares	294	571	446	589

Declared dividend per common share (5)	$0.37	$0.31	$1.40	$1.05

Notes:

(1)
Includes the operations of EP and its consolidated subsidiaries for the periods after May 25, 2012 and earnings per share reflect the issuance of 330 million shares that were used to provide for the equity portion of the EP acquisition purchase price.

(2)
Year ended December 31, 2011 earnings exclude $71 million of Members’ interest in net income prior to our Initial Public Offering, $67 million of which has been allocated to continuing operations and $4 million of which has been allocated to discontinued operations.

(3)
The Class A shares earnings per share as compared to the Class P shares earnings per share has been primarily reduced by the dividends paid to the Class B shares on February 15, May 15, August 15, and November 15, 2012. On December 26, 2012, all remaining Class A, B and C shares were converted into Class P shares and cancelled.

(4)	Outstanding KMI warrants and convertible preferred securities (assumed from the May 25, 2012 EP acquisition) were anti-dilutive during the three months and year ended December 31, 2012.

(5)
Year ended 2011 dividend per share has been prorated for the portion of the first quarter we were a public company ($0.14 per share). If KMI had been a public company for the entire year, the year to date declared dividend would have been

$1.20 per share ($0.29, $0.30, $0.30 and $0.31 per share for the first, second, third and fourth quarter of 2011, respectively).

Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Cash Available to Pay Dividends from Continuing Operations
(Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Income from continuing operations (1)	$605	$228	$1,333	$449
Income from discontinued operations (1)	14	65	159	211
Income attributable to EPB (2)	—	—	(37)	—
Distributions declared by EPB (2)	—	—	82	—
Depreciation, depletion and amortization (3)	409	285	1,426	1,092
Amortization of excess cost of equity investments (1)	14	2	23	7
Earnings from equity investments (4)	(121)	(98)	(423)	(313)
Distributions from equity investments	91	86	381	287
Distributions from equity investments in excess of cumulative earnings	41	51	200	236
KMP certain items (5)	59	13	92	493
EP acquisition related costs (6)	(5)	—	463	—
EP certain items (7)	3	—	19	—
KMI deferred tax adjustment (8)	(92)	—	(57)	—
Difference between cash and book taxes	19	(3)	(193)	(32)
Difference between cash and book interest expense for KMI	37	36	23	(1)
Sustaining capital expenditures (9)	(161)	(72)	(393)	(213)
KMP declared distribution on its limited partner units owned by the public (10)	(428)	(350)	(1,583)	(1,357)
EPB declared distribution on its limited partner units owned by the public (11)	(77)	—	(214)	—
Other (12)	31	—	110	7

Cash available to pay dividends (13)	$439	$243	$1,411	$866

Notes

(1)	Consists of the corresponding line items in the preceding Preliminary Unaudited Consolidated Statements of Income.
(2)
On May 25, 2012, we began recognizing income from our investment in EPB, and we received in the third quarter the full distribution for the second quarter as we were the holder of record as of July 31, 2012.

(3)	Consists of the following:	Three Months Ended December 31,		Year Ended December 31,
		2012	2011	2012	2011
	Depreciation, depletion and amortization from continuing operations	$409	$279	$1,419	$1,068
	Depreciation, depletion and amortization from discontinued operations	$—	$6	$7	$24
(4)	Consists of the following:
	Earnings from equity investments from continuing operations	$(115)	$(70)	$(353)	$(226)
	Earnings from equity investments from discontinued operations	$(6)	$(28)	$(70)	$(87)
(5)
Consists of items such as hedge ineffectiveness, legal and environmental reserves, gain/loss on sale, insurance proceeds from casualty losses, and asset disposition expenses. Year ended 2011 includes (i) $167 million non-cash loss on remeasurement of KMP’s previously held equity interest in KinderHawk to fair value, (ii) $234 million increase to KMP’s legal reserve attributable to rate case and other litigation involving KMP’s products pipelines on the West Coast and (iii) KMP’s portion ($87 million) of a $100 million special bonus expense for non-senior employees, which KMP is required to recognize in accordance with U.S. generally accepted accounting principles. However, KMP had no obligation, nor did it pay any amounts in respect to such bonuses. The cost of the $100 million special bonus to non-senior employees was not borne by our Class P shareholders. In May of 2011 we paid for the $100 million of special bonuses, which included the amounts allocated to KMP, using $64 million (after-tax) in available earnings and profits reserved for this purpose and not paid in dividends to our Class A shareholders. KMP adds back these certain items in its calculation of distributable cash flow used to determine its distribution. For more information, see KMP’s 4th Quarter 2012 Earnings Release filed on Form 8-K with the SEC on January 16, 2013.

(6)
Includes pre-tax expenses associated with the EP acquisition and EP Energy sale. The year ended December 31, 2012 includes (i) $160 million in employee severance, retention and bonus costs, (ii) $87 million of accelerated EP stock based compensation allocated to the post-combination period under applicable GAAP rules, (iii) $37 million in advisory fees, (iv) $108 million write-off (primarily due to repayments) or amortization of capitalized financing fees, and (v) $94 million for legal fees and reserves.

(7)	Legacy marketing contracts and associated interest.
(8)	Primarily due to a reduction of FIN 48 income tax reserves.
(9)	We define sustaining capital expenditures as capital expenditures that do not expand the capacity of an asset.
(10)
Declared distribution multiplied by limited partner units outstanding on the applicable record date less units owned by us. Includes distributions on KMR shares. KMP must generate the cash to cover the distributions on the KMR shares, but those distributions are paid in additional shares and KMP retains the cash. We do not have access to that cash.

(11)	Declared distribution multiplied by EPB limited partner units outstanding on the applicable record date less units owned by us.
(12)
Consists of items such as timing and other differences between earnings and cash, KMP’s and EPB's cash flow in excess of their distributions, non-cash purchase accounting adjustments related to the EP acquisition and going private transaction primarily associated with non-cash amortization of debt fair value adjustments, and in the year ended 2011 KMP’s crude hedges, and KMI certain items, which includes for the first quarter of 2011, KMI's portion ($13 million) of the special bonus as described in footnote (5) above.

(13)	2011 KMP distributions to us have been presented on a declared basis and NGPL amounts have been presented on a cash available basis to be consistent with the current year presentation.

Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets (1)
(Unaudited)
(In millions)

	December 31, 2012 (1)	December 31, 2011
ASSETS
Cash and cash equivalents - KMI	$82	$2
Cash and cash equivalents - KMP	518	409
Cash and cash equivalents - EPB	114	—
Other current assets	2,838	1,252
Property, plant and equipment, net - KMI	5,601	2,330
Property, plant and equipment, net - KMP	19,638	15,596
Property, plant and equipment, net - EPB	5,931	—
Investments	6,091	3,744
Goodwill - KMI	18,940	3,638
Goodwill - KMP	4,606	1,436
Goodwill - EPB	22	—
Deferred charges and other assets	4,139	2,310
TOTAL ASSETS	$68,520	$30,717

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Short-term debt:
KMI	$1,068	$1,261
KMP	1,155	1,638
EPB	93	—
Other current liabilities	2,982	1,630
Long-term debt:
KMI	10,426	1,978
KMP	14,714	11,183
EPB	4,254	—
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments (2)	2,591	1,095
Deferred income taxes	4,054	2,199
Other long-term liabilities	2,844	1,065
Total liabilities	44,281	22,149
Shareholders’ Equity
Accumulated other comprehensive loss	(119)	(115)
Other shareholders’ equity	14,124	3,436
Total KMI equity	14,005	3,321
Noncontrolling interests	10,234	5,247
Total shareholders’ equity	24,239	8,568
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$68,520	$30,717

Debt, net of cash
KMI (3)	$11,412	$3,237
KMP	15,351	12,412
EPB	4,233	—
Total Consolidated Debt	$30,996	$15,649

Notes:

(1)	Includes the May 25, 2012 acquisition of EP, and its consolidated subsidiaries.

(2)
Amounts include the fair value of interest rate swaps, debt discounts and premiums, and as of December 31, 2012, purchase price allocation adjustments to record EP's debt, including EPB debt, at its May 25, 2012 fair value.

(3)	Amounts exclude Preferred interest in general partner of KMP.